Exhibit 15.2

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PERMIT CONDITIONS

This permit authorizes the importation of the listed articles, under the conditions specified below. A copy of this permit (including all conditions) must accompany all shipments authorized under this permit.

The permittee is the legal importer of an article and is responsible for complying with the permit conditions. The permittee must be at least 18 years of age and have and maintain an address in the United States that is specified on the permit and be physically present during normal business hours at that address during any periods when articles are being imported or moved interstate under the permit; or If another legal entity, maintain an address or business office in the United States with a designated individual for service of process; and serve as the contact for the purpose of communications associated with the movement of the regulated article for the duration of the permit. The PPQ Permit Unit must be informed of a change in contact information for the permittee within 10 business days of such change.

Upon arrival in the United States, the articles and shipping container(s) are subject to inspection by officials of Customs and Border Protection, Agriculture Inspection (CBP-AS) and Plant Protection and Quarantine (PPQ).

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Any person who violates the Plant Protection Act (PPA) of the United States, individuals or corporations who fail to comply with these conditions and authorizations, or who forge, counterfeit, or deface permits may be criminally or administratively prosecuted and found guilty of a misdemeanor which can result in penalties, a one-year prison term, or both. Additionally, any person violating the PPA may be assessed civil penalties of up to $250,000 per violation or twice the gross gain or gross loss for a violation that results in the person deriving pecuniary gain or a pecuniary loss to another, whichever is greater. In addition, all current permits may be cancelled and future permit applications denied.

All logs, lumber, and other unmanufactured wood products, (with or without bark), are not authorized from areas in Asia that are east of 60 degrees East Longitude and North of the Tropic of Cancer. However heat treated and/or kiln dried materials are allowed entry with a written permit.

Some species of timber may be subject to regulations under the Convention on International Trade in Endangered Species of Wild Fauna and Flora (CITES). To determine if a particular species is regulated under Appendix I, II, or HI of CITES, please consult the appendices for CITES located at: htto://www.fws.go

v/intemational/DMA DSA/CITES/timber/timber.html

This APHIS-issued import permit only covers compliance with APHIS regulations and requirements. Therefore, this APHIS permit for the commodity to be imported does not reduce or eliminate the permittee's legal duty and responsibility to likewise comply with all other Federal and State regulatory requirements applicable to the commodity to be imported.

Timber and timber products are regulated under the Lacey Act (16 U.S.C. 3371 et seq.) as amended in 2008, and importers may be required to submit the Lacey Act Plant and Plant Product Declaration Form (PPQ Form 505) when filing for entry into the United States. To determine if a particular product is subject to these requirements, please consult the current implementation schedule for the enforcement of declaration requirements at http://www.aphis.usda.gov/plant health/lacey act/downloads/ImplementationSchedule.pdfa>. Additional information on the Lacey Act Program is available at: http://www.aphis.usda. gov/plant health/lacey act/index.shtml.

1. Mahogany (Swietenia macrophylla) tropical hardwood lumber without bark, CITES regulated, listed in 50 CFR Part 23.23: (You must also have a valid Protected Plant Permit to Engage in the Business of Importing, Exporting, or Re-Exporting Terrestrial Plants listed in 50 CFR 17.12 or 23.23, PPQ Form 622, issued by the USDA, APHIS, PPQ, Permit Unit.): Annex -A-, Annex -B-, and Annex -R-

You may obtain a copy of 7CFR 319.40 by downloading them from our web site at: http://www. aphis .usda.gov/plant_health/permits/wood.shtml

2.      ANNEX -A-

GENERAL REQUIREMENTS

In accordance with 319.40-2, documentation accompanying each shipment (an importer document) must identify the commodity, quantity, and origin of the regulated material.

In accordance with 319.40-9, all shipments are subject to inspection and may require other actions deemed necessary by Plant Protection and Quarantine as a result of inspection. Notice of arrival may be required at the discretion of the Officer in Charge at the port of first arrival.

The regulated commodity, the container in which it is shipped, or the documents accompanying shipments will adequately describe the shipment in accordance with 319.40-9(c) unless the Officer in Charge for Plant Protection and Quarantine at the port of first arrival has notified the permittee that such documentation or portions of the documentation will be understood without being written for each shipment.

Permittee will notify the office issuing this permit of any changes in the status of the activities authorized in this permit or substantive changes in the status of the permittee (such as change of company name, address, phone number, etc.) within 30 days of such changes occurring or 30 days prior to a shipment being authorized under this permit.

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3.      ANNEX -B-

UNIVERSAL IMPORT OPTION

KILN DRIED OR HEAT TREATED LOGS OR LUMBER

(1) Logs must be debarked in accordance with 319.40-7(b); no more than 2 percent of the total surface in a lot with bark and no single log with more than 5 percent bark on its surface AND Logs heat treat in accordance with HT treatment T314-c -- to 71.1 degrees Celsius, minimum core temperature, and maintained for a minimum of 75 minutes; or kiln dried to 71.1 degrees Celsius, minimum core temperature, and maintained for a minimum of 75 minutes, with moisture reduced below 20 percent.

(2) Lumber heat treat in accordance with HT treatment T314-c, heat treat with moisture reduction at T314-c and moisture below 20 percent; or kiln dried (KD) treatment as prescribed in the Dry Kiln Operators Manual in accordance with 7 CFR 300.2, prior to arrival. The treated material cannot be commingled with other regulated materials unless all regulated articles in the same hold or container have been heat treated or kiln dried. Lumber on the vessel's deck must be in a sealed container unless it has been kiln dried.

(3) Heat treated or kiln dried lumber must be marked by permanent marking on each piece of lumber or on the cover of bundles of lumber HT or KD respectively. Alternatively, the importer document accompanying the shipment must state that the logs or lumber has been heat treated or kiln dried with one of the listed treatments.

(4) All pallets and other regulated wood packing materials used in the shipment are subject to inspection and must conform to 7 CFR 319.40-3(b).

4. ANNEX -R-

CITES RESTRICTIONS FOR BIGLEAF MAHOGANY (SWIETENIA MACROPHYLLA)

In addition to the requirements of Title 7 CFR 319.40, all importations of logs, lumber, plywood, and veneer of Swietenia macrophylla (Bigleaf Mahogany) must comply with the regulations set forth in Title 50 CFR parts 23 and 24, and Title 7 CFR 355. Those requirements include, but are not limited to, the following:

Shipments of logs, lumber, plywood, or veneer of Swietenia macrophylla CITES regulated materials may enter only at an approved designated port (see 50 CFR part 24 and/or http://www.aphis.usda.gov/ppq/permits/cites for details).

A shipment of logs, lumber, plywood, or veneer of Swietenia macrophylla imported from a country in the Neotropics (Mexico, Central America, South America, and the Caribbean), must be accompanied by an original, valid CITES export permit that was issued by the CITES Management Authority of the exporting country.

A shipment of logs, lumber, plywood or veneer of Swietenia macrophylla that originated in the Neotropics, but which is being imported into the United States from a country other than the country of origin, must be accompanied by a CITES re-export certificate issued by the CITES Management Authority of the re-exporting country.

Businesses in the United States which import, export. or reexport logs, lumber, plywood,or veneer of Swietenia macrophylla must possess a valid Protected Plant Permit to Engage in the Business of Importing, Exporting, or Re-Exporting Terrestrial Plants (PPQ Form 622) issued by the U.S. Department of Agriculture, Animal and Plant Health Inspection Service, Plant Protection and Quarantine Permit Unit.

Shipments of imported, exported, or reexported Swietenia macrophylla must comply with marketing, notification, and/or mail requirements described in 7 CFR 355.20 or 355.21.

CITES import documents must be surrendered at the time of entry into the United States to the Department of Homeland Security, Customs and Border Protection - Agriculture Quarantine Inspection (CBP-AQI).

Importers of logs, lumber, plywood, or veneer of Swietenia macrophylla should also supply additional copies of the CITES document to CBP-AQI. A copy of the CITES export document validated by CBP-AQI will be returned to the importer for his/her records provided the shipment and permits are in compliance with CITES.

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All pallets and other regulated wood packing materials used in the shipment are subject to inspection and must conform to 7 CFR 319.40-3.

END OF PERMIT CONDITIONS

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